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                                                                    EXHIBIT 11.1

                          IWERKS ENTERTAINMENT, INC.
                              Earnings Per Share
               For the years ended June 30, 1994, 1995 and 1996


                                              1994                1995                1996
                                          -----------          ----------          ----------
Weighted average shares outstanding         6,930,809          10,209,663          10,945,499

Common equivalent shares:
  Options and warrants                              -                   -           1,198,800
Incremental effect for the period
 prior to the initial public
 offering of convertible preferred
 stock (Series A to E)                        734,832                   -                   -
                                          -----------        ------------         -----------
                                            7,665,641          10,209,663          12,144,299
                                          ===========        ============         ===========

Net income (loss)                         $(8,055,094)       $(13,473,193)        $ 3,098,726
                                          ===========        ============         ===========

Net income (loss) per share               $     (1.05)       $      (1.32)        $       .26
                                          ===========        ============         ===========